CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6903)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Announces Third Quarter 2012 Operating Results

New York, New York, October 29, 2012 – American Realty Capital Trust, Inc. (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today its operating results for the three and nine months ended September 30, 2012. Operating highlights are provided below. All per share results are reported on a fully diluted basis.

“Following the positive performance for the first half of the year, American Realty Capital Trust had another impressive quarter,” said William M. Kahane, Chief Executive Officer of ARCT.  “We not only posted solid financial results, but our common stock returned over 9% for the quarter on a total return basis, outperforming the S&P 500, the MSCI REIT Index the Russell 2000 and a portfolio of its triple net peers by wide margins. We purchased over $30 million in new acquisitions at an average capitalization rate of 8.38%, bringing the total portfolio tenant base to 63 high-quality, primarily investment grade, tenants. We also increased the Company’s annualized monthly dividend commencing in September from $0.70 to $0.715 per share.”

“We are extremely proud of the portfolio we have built for our shareholders. With the recent announcement of the pending acquisition of ARCT by Realty Income Corporation, we believe that we are delivering to our shareholders the best publicly-traded net lease REIT in the real estate industry. In an industry where size matters, upon completion of the transaction, Realty Income will be the 18th largest REIT and, we believe, financially stronger than any of its competitors. Our companies’ combined portfolio will be exceptionally well positioned for continued earnings growth and increasing dividends. While in some respects this transaction is bittersweet for me and those who built ARCT, we are confident in Tom Lewis, CEO of Realty Income, and his team, and are proud to pass the torch to them.”

Third Quarter 2012 Operating Highlights (three months ended September 30, 2012 compared to the three months ended September 30, 2011)

•	Funds from operations: $29.5 million, or $0.19 per share, up from $17.0 million, or $0.10 per share.
•	Adjusted funds from operations: $30.1 million, or $0.19 per share, up from $22.7 million, or $0.13 per share.
•	Revenues: $46.1 million, up from $36.2 million.
•	Net operating income: $43.3 million, up from $34.7 million.
•	Net loss attributable to stockholders: $64.5 million, or a loss of $0.41 per share, compared to a loss of $5.7 million, or $0.03 per share. Excluding listing, internalization and merger related costs, net income attributable to stockholders was $3.6 million or $0.02 per share.
•	Total dividends paid to stockholders: $27.9 million, or $0.70 per share on an annualized basis ($0.715 per share on an annualized basis for September), compared to $28.0 million, or $0.70 per share on an annualized basis.

Year-to-Date 2012 Operating Highlights (nine months ended September 30, 2012 compared to the nine months ended September 30, 2011)

•	Funds from operations: $91.2 million, or $0.57 per share, up from $28.5 million, or $0.24 per share.
•	Adjusted funds from operations: $91.6 million, or $0.57 per share up from $52.0 million or $0.43 per share.
•	Revenues: $137.3 million, up from $86.0 million.
•	Net operating income: $129.8 million, up from $83.4 million.
•	Net loss attributable to stockholders: $54.6 million, or $0.35 per share, based on adjusted first quarter net income, or $88.3 million loss, or $0.54 per share, as reported, compared to a net loss of $19.7 million, or $0.17 per share. Excluding listing, internalization, merger and extinguishment of debt related costs from as reported net loss, net income attributable to stockholders was $4.4 million or $0.03 per share.
•	Total dividends paid to stockholders: $89.4 million, or $0.70 per share on an annualized basis ($0.715 per share on an annualized basis for September), compared to $55.8 million, or $0.70 per share on an annualized basis.

Third Quarter 2012 Property Portfolio Highlights

•	Closed on $30.3 million of new acquisitions: acquired $30.3 million of properties with an average capitalization rate of 8.38%, consistent with ARCT’s net lease investment strategy.
•	Acquisitions year-to-date: completed acquisitions/expansions for a total purchase price of $43.2 million year to date with an average capitalization rate of 8.43%. Including joint venture non-controlling interest redemptions, acquisitions totaled $54.7 million.
•	Portfolio occupancy: 100% physical and economic occupancy (no lease expirations in 2012 or 2013).
•	Increased dividend: 2.14% dividend increase, effective September 15, 2012, announced on July 31, 2012, bringing the annualized distribution rate from $0.70 per share to $0.715 per share.

Third Quarter 2012 Capital Markets Activity

•	Secured permanent term loan: secured $235 million permanent term loan led by Wells Fargo Securities, LLC on July 2, 2012, replacing $200 million interim term loan funded on April 16, 2012 by Wells Fargo Bank, N.A.
•	Repurchased joint venture interests: Paid $11.6 million through September 30, 2012 ($24.3 million through October 28, 2012) to non-controlling interest holders in property joint ventures with the Company to repurchase their joint venture interests.
•	Rating under review for possible upgrade: Moody’s Investor Services (“Moody’s”), a national major credit rating agency, placed ARCT’s Ba2 issuer rating on review for a possible upgrade. This action followed the merger announcement described immediately below.

Entered into an Agreement to Merge with Realty Income Corporation

On September 6, 2012, ARCT and Realty Income Corporation (“Realty Income”) entered into a definitive agreement for Realty Income to acquire all of the outstanding shares of ARCT in a transaction valued at approximately $3.0 billion. Both companies’ board of directors have unanimously approved the agreement. Following a stockholder vote by both companies, the transaction is expected to close during the fourth quarter of 2012 or early in the first quarter of 2013. Under the terms of the agreement, ARCT stockholders will receive a fixed exchange ratio of 0.2874 Realty Income shares for each share of ARCT common stock that they own. Upon closing of the transaction, ARCT’s stockholders are expected to own approximately 26% of Realty Income's shares. By combining the two portfolios, Realty Income will become the 18th largest REIT and the largest net lease REIT by a factor of two times once the transaction is completed.

Realty Income and ARCT filed preliminary joint proxy materials (Form S-4) with the Securities and Exchange Commission on October 1, 2012. Complete information on the merger, including the merger background, reasons for the merger, who may vote, how to vote, and the time and place of the ARCT shareholder meeting, will be included in a definitive proxy statement to be filed in November.

Financial Results

Funds from operations and adjusted funds from operations

Funds from operations (FFO) for the three months ended September 30, 2012, totaled $29.5 million, or $0.19 per share, compared to $17.0 million, or $0.10 per share, for the three months ended September 30, 2011.

Adjusted fund from operations (AFFO) for the three months ended September 30, 2012, totaled $30.1 million, or $0.19 per share compared to $22.7 million, or $0.13 per share, for the three months ended September 30, 2011.

For the nine months ended September 30, 2012, and using adjusted first quarter FFO, FFO totaled $91.2 million, or $0.57 per share, compared to $28.5 million, or $0.24 per share, for the nine months ended September 30, 2011.

AFFO for the nine months ended September 30, 2012, similarly calculated, totaled $91.6 million, or $0.57 per share, compared to $52.0 million, or $0.43 per share, for the nine months ended September 30, 2011.

Third quarter FFO and AFFO are in line with the Company’s expectations and previously issued guidance for the year ending December 31, 2012.  The Company also reaffirms its previously issued 2013 guidance.

Revenues

Total revenues were $46.1 million for the three months ended September 30, 2012, an increase of 27% from $36.2 million for the three months ended September 30, 2011. Rental income increased 27% to $44.4 million for the three months ended September 30, 2012, compared to $34.9 million for the three months ended September 30, 2011.

Total revenues increased 60% to $137.3 million for the nine months ended September 30, 2012, from $86.0 million for the nine months ended September 30, 2011. Rental income increased 58% to $132.6 million for the nine months ended September 30, 2012, compared to $83.7 million for the nine months ended September 30, 2011. Increases in revenues were driven by the acquisition of approximately $327.8 million of net leased properties subsequent to September 30, 2011.

Net operating income

Net operating income (NOI) increased 25% to $43.3 million for the three months ended September 30, 2012, compared to $34.7 million for the three months ended September 30, 2011. NOI increased 56% to $129.8 million for the nine months ended September 30, 2012, compared to $83.4 million for the nine months ended September 30, 2011. Increases in NOI were due to the acquisition of approximately $327.8 million of net leased properties subsequent to September 30, 2011.

Net loss to stockholders

Net loss attributable to stockholders totaled $64.5 million, or $0.41 per share, for the three months ended September 30, 2012. Net loss includes the effect of the recognition of $68.1 million of expenses related to our NASDAQ listing, termination of our advisory agreement with our former advisor and merger related expenses, including $63.2 million paid in the form of an Incentive Listing Fee Note to ARCT’s former sponsor, AR Capital, LLC, and $4.9 million of merger expenses. Excluding these charges the Company realized net income of $3.6 million or $0.023 per share.

For the nine months ended September 30, 2012, net loss attributable to stockholders totaled $54.6 million, or $0.35 per share, based on adjusted first quarter net income. As reported, net loss attributable to stockholders for the nine months ended September 30, 2012 was $88.3 million, or $0.54 per share. Excluding charges for the NASDAQ listing, internalization, merger and extinguishment of debt related costs, net income was $4.4 million or $0.03 per share.

Dividend increase

On July 31, 2012, the Company’s board of directors announced an increase in its annual dividend from $0.70 per share to $0.715 per share, or $0.05958 per month. This equates to a 2.14% annual increase from the current dividend and commenced payment on September 15, 2012, to stockholders of record on September 8, 2012.

The Company paid dividends of $27.9 million for the three months ended September 30, 2012, equal to two $0.05833 per share monthly dividends or, $0.70 per annum and one $0.05958 per share monthly dividend, or $0.715 per annum. For the nine months ended September 30, 2012, dividends totaled $89.4 million, equal to eight $0.05833 per share monthly dividends and one $0.05958 per share monthly dividend.

Real Estate Portfolio Grows

Property portfolio

As of September 30, 2012, the Company owned 507 freestanding, single-tenant, net leased properties, totaling 15.8 million square feet, located in 43 states plus Puerto Rico. This compares to 405 properties totaling 13.2 million square feet as of September 30, 2011. ARCT’s portfolio is comprised of 63 corporate tenants, operating in 20 distinct industries. The weighted average remaining primary lease term of the portfolio is 12.7 years. The portfolio has de minimis lease expirations in the next five years, and 74% of annualized rental income is from tenants with an investment grade rating from a major credit rating agency.

During the nine months ended September 30, 2012, ARCT acquired 10 Family Dollar retail properties, seven Ruby Tuesday restaurants, four Bojangles’ quick service restaurants, three Tractor Supply retail properties, and one Advance Auto retail property, as well as expansion spaces to a previously acquired FedEx distribution facility and a Lockheed Martin facility, all 100% occupied. For those properties purchased in the nine months ended September 30, 2012, we paid a total purchase price of $43.2 million, at an average capitalization rate of 8.43%. Gross leasable area for these buildings total 239,494 square feet.

Rents grow

During the three months ended September 30, 2012, cash rents on the 368 “same store” properties held for the full period in both 2011 and 2012 increased 0.9% to $31.5 million, compared to $31.2 million for the three months ended September 30, 2011. During the nine months ended September 30, 2012, cash rents on the 259 “same store” properties held for the full period in both 2011 and 2012 increased 0.6% to $51.8 million, compared to $51.5 million for the nine months ended September 30, 2011. The Company, since its inception, has had no lease turnover, “dark stores” or lease renegotiations.

Year-to-Date 2012 Capital Market Activities

Permanent term loan secured

On July 2, 2012, ARCT secured a $235.0 million 5-year term loan led by Wells Fargo Securities, LLC, which replaced a $200.0 million interim term loan previously funded by Wells Fargo Bank, N.A. The facility bears interest at the rate of LIBOR plus 195 to 275 basis points, depending on the Company’s leverage ratio. Net proceeds from the term loan were used to repay outstanding balances on the Company’s $330.0 million revolving line of credit and for general working capital purposes. The effective annualized interest rate on the term loan was 2.61% at September 30, 2012. The weighted average interest rate on the $948.5 million of outstanding debt at September 30, 2012 was 3.99%.

Potential rating upgrade

Moody’s placed ARCT’s Ba2 issuer rating on review for possible upgrade. This action was a result of the announcement that Realty Income entered into an agreement with ARCT to acquire all the Company’s outstanding shares. Moody’s will continue to monitor the progress and completion of the proposed transaction. Once the transaction closes, ARCT’s issuer rating will be withdrawn since there will be no remaining outstanding shares of common stock available.

Repurchase of joint venture non-controlling interests

Through October 28, 2012, the Company has acquired non-controlling joint venture interests in six joint venture arrangements totaling $22.1 million and representing 90.5% of the outstanding non-controlling interests at the beginning of the year. The Company has agreements in place with to acquire 100% of the outstanding joint venture minority interests. Upon completion of these repurchases, the Company will save $2.0 million annually in cash distributions to the non-controlling interest holders and increase AFFO by approximately $1.8 million.

Incentive listing fee paid

In connection with the listing of the Company’s common stock on the NASDAQ on March 1, 2012, and as previously disclosed, our former sponsor was entitled to receive an incentive listing fee based on total shareholder return from inception of the Company through the listing date in excess of a return of capital plus a specified hurdle. As of September 30, 2012, the Company recorded and accrued expenses related to the subordinated incentive listing fee note, in the amount of $63.2 million. On October 12, 2012, the incentive listing fee was paid in cash to the sponsor.

Third Quarter 2012 Conference Call Details

ARCT will be hosting its third quarter 2012 conference call and webcast on Tuesday, October 30, 2012 at 9:00 a.m. ET. Nicholas S. Schorsch, Chairman, William M. Kahane, Chief Executive Officer, and Brian D. Jones, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*
Domestic Dial-In Number: 1-877-883-0383
International Dial-In Number: 1-412-902-6506
Canada Dial-In: 1-877-885-0477
Conference ID: 9185621
Webcast: www.arctreit.com/q3earningscall/
*Participants should dial in 10-15 minutes early.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$334,470	$325,458
Buildings, fixtures and improvements	1,558,105	1,528,962
Acquired intangible lease assets	276,819	271,751
Total real estate investments, at cost	2,169,394	2,126,171
Less: accumulated depreciation and amortization	(179,730)	(101,576)
Total real estate investments, net	1,989,664	2,024,595
Cash and cash equivalents	5,819	33,329
Investment securities, at fair value	20,247	17,275
Restricted cash	2,772	2,728
Investment in unconsolidated joint venture	—	11,201
Prepaid expenses and other assets	26,528	27,564
Deferred costs, net	14,471	13,883
Total assets	$2,059,501	$2,130,575
LIABILITIES AND EQUITY
Revolving credit facility	$202,307	$10,000
Long-term note payable	235,000	—
Mortgage notes payable	511,144	673,978
Mortgage discount and premium, net	756	679
Below-market lease liabilities, net	7,922	8,150
Derivatives, at fair value	135	8,602
Accounts payable and accrued expenses	78,211	11,706
Deferred rent and other liabilities	4,049	6,619
Dividends payable	—	10,637
Total liabilities	1,039,524	730,371

Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 240,000,000 shares authorized, 158,576,630 and 177,963,413 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,586	1,780
Additional paid-in capital	1,338,453	1,548,009
Accumulated other comprehensive income (loss)	2,497	(5,053)
Accumulated deficit	(333,601)	(166,265)
Total stockholders’ equity	1,008,935	1,378,471
Non-controlling interests	11,042	21,733
Total equity	1,019,977	1,400,204
Total liabilities and equity	$2,059,501	$2,130,575

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rental income	$44,400	$34,943	$132,590	$83,715
Operating expense reimbursements	1,662	1,252	4,734	2,314
Total revenues	46,062	36,195	137,324	86,029

Operating expenses:
Acquisition and transaction related	534	5,554	1,233	23,377
Property operating	2,797	1,542	7,488	2,666
Fees to affiliate	—	1,022	4,143	2,572
General and administrative	1,586	371	6,600	1,104
Equity-based compensation	798	375	1,955	1,099
Depreciation and amortization	26,309	19,828	78,521	45,015
Listing, internalization and merger	68,106	—	85,766	—
Total operating expenses	100,130	28,692	185,706	75,833
Operating income	(54,068)	7,503	(48,382)	10,196

Other income (expenses):
Interest expense	(10,512)	(10,167)	(30,447)	(25,879)
Extinguishment of debt	—	—	(6,902)	(720)
Equity in income of unconsolidated joint venture	—	22	36	71
Other income, net	264	379	1,980	473
Loss on derivative instruments	—	(3,114)	(4,055)	(2,967)
Loss on disposition of property	—	—	—	(44)
Total other expenses, net	(10,248)	(12,880)	(39,388)	(29,066)
Net loss	(64,316)	(5,377)	(87,770)	(18,870)
Net income attributable to non-controlling interests	(179)	(284)	(526)	(830)
Net loss attributable to stockholders	(64,495)	(5,661)	(88,296)	(19,700)

Other comprehensive income (loss) items:
Designated derivatives, fair value adjustment	27	(838)	4,578	(864)
Unrealized gain (loss) on investment securities, net	1,041	(433)	2,972	(433)
Total other comprehensive income (loss)	1,068	(1,271)	7,550	(1,297)
Comprehensive loss	$(63,427)	$(6,932)	$(80,746)	$(20,997)

Basic and diluted net loss per share attributable to stockholders	$(0.41)	$(0.03)	$(0.54)	$(0.17)

The below table reflects the items deducted or added to net loss in our calculation of FFO and AFFO for the three and nine months ended September 30, 2012 and 2011 (in thousands). Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012 (1)	2011

Net loss attributable to stockholders (in accordance with GAAP)	$(64,495)	$(5,661)	$(54,622)	$(19,700)
Non-cash mark-to-market adjustments	—	3,114	(465)	2,991
Listing, internalization and merger expenses	68,106	—	68,497	—
Debt extinguishment expenses	—	—	276	720
Depreciation and amortization	25,938	19,591	77,504	44,310
Loss on disposition of property	—	—	—	44
Other non-cash losses	—	—	—	102
FFO	29,549	17,044	91,190	28,467
Acquisition related expenses	534	5,554	1,233	23,374
Amortization of below-market lease liabilities	(76)	(76)	(228)	(228)
Amortization of deferred financing costs	1,139	1,492	3,029	3,641
Straight-line rent	(1,842)	(1,725)	(5,684)	(4,349)
Equity-based compensation	798	375	2,088	1,099
AFFO	$30,102	$22,664	$91,628	$52,004

(1)	As adjusted, see reconciliation below for the three months ended March 31, 2012. Adjustments relate to the Listing and Internalization, as well as to normalize periodic expenses based on the Company's anticipated expense structure subsequent to the Internalization.

					Adjusted
			Three		Three	Three
	January		Months		Months	Months	Three Months	Adjusted Nine
	and		Ended		Ended	Ended	Ended	Months Ended
	February		March 31,		March 31,	June 30,	September 30,	September 30,
	2012	March 2012	2012	Adjustments (1)	2012	2012	2012	2012
Revenues:
Rental income	$29,386	$14,694	$44,080		$44,080	$44,110	$44,400	$132,590
Operating expense reimbursements	1,023	511	1,534		1,534	1,538	1,662	4,734
Total revenues	30,409	15,205	45,614		45,614	45,648	46,062	137,324

Operating expenses:
Acquisition and transaction related	261	380	641	(641)	—	58	534	592
Property operating	1,793	896	2,689		2,689	1,993	2,797	7,479
Fees to affiliate	4,152	—	4,152	(4,152)	—	—	—	—
General and administrative	902	1,082	1,984	(599)	1,385	3,030	1,586	6,001
Equity-based compensation	251	256	507	133	640	650	798	2,088
Depreciation and amortization	17,344	8,714	26,058		26,058	26,154	26,309	78,521
Listing, internalization and merger	—	17,269	17,269	(17,269)	—	391	68,106	68,497
Total operating expenses	24,703	28,597	53,300		30,772	32,276	100,130	163,178
Operating income (loss)	5,706	(13,392)	(7,686)		14,842	13,372	(54,068)	(25,854)

Other income (expenses):
Interest expense	(6,440)	(3,417)	(9,857)		(9,857)	(10,078)	(10,512)	(30,447)
Extinguishment of debt	—	(6,626)	(6,626)	6,626	—	(276)	—	(276)
Equity in income from unconsolidated joint
venture	14	8	22		22	14	—	36
Other income, net	176	88	264		264	1,452	264	1,980
Gain (loss) on derivative instruments	—	(4,046)	(4,046)	4,520	474	(9)	—	465
Total other expenses, net	(6,250)	(13,993)	(20,243)		(9,097)	(8,897)	(10,248)	(28,242)

Net income (loss)	(544)	(27,385)	(27,929)		5,745	4,475	(64,316)	(54,096)
Net income attributable to noncontrolling interests	(96)	(48)	(144)		(144)	(203)	(179)	(526)
Net income (loss) attributable to stockholders	(640)	(27,433)	(28,073)		5,601	4,272	(64,495)	(54,622)
Net income per share (2)					$0.03	$0.03	$(0.41)	$(0.35)

Funds from operations:
Add: Non-cash mark-to-market adjustments	—	4,046	4,046	(4,520)	(474)	9	—	(465)
Add: Listing, internalization and merger expenses	—	17,269	17,269	(17,269)	—	391	68,106	68,497
Add: Debt extinguishment expenses	—	6,626	6,626	(6,626)	—	276	—	276
Add: Depreciation and amortization	17,113	8,665	25,778		25,778	25,788	25,938	77,504
Funds from operations	16,473	9,173	25,646		30,905	30,736	29,549	91,190
Funds from operations per share (2)					$0.19	$0.19	$0.19	$0.57

Adjusted funds from operations:
Add: Acquisition related expenses	641	—	641		641	58	534	1,233
Less: Amortization of below-market lease
liabilities	(51)	(25)	(76)		(76)	(76)	(76)	(228)
Add: Amortization of deferred financing costs	558	390	948		948	942	1,139	3,029
Less: Straight-line rent	(1,316)	(645)	(1,961)		(1,961)	(1,881)	(1,842)	(5,684)
Add: Equity based compensation	251	256	507	133	640	650	798	2,088
Adjusted funds from operations	$16,556	$9,149	$25,705		$31,097	$30,429	$30,102	$91,628
Adjusted funds from operations per share (2)					$0.19	$0.19	$0.19	$0.57

(1)	Adjustments made for items related to the Listing and Internalization, as well as to normalized periodic expenses.

(2)	Based on 163,712,513 shares for the three months ended March 31, 2012 calculation representing the estimated weighted average shares for the three months beginning April 1, 2012, including the effect of the issuer Tender Offer. Based on 159,225,091 and 158,631,519 shares for the three months ended June 30, 2012 and September 30, 2012, respectively, on a fully diluted basis.

Supplemental Information

Supplemental information on the Company’s third quarter 2012 operations can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on Monday, October 29, 2012. The report is titled Quarterly Supplemental Information: Third Quarter 2012. Information in this report includes, in addition to other data: 1) Consolidated Balance Sheet and Income Statement Details; 2) Funds from Operations and Adjusted Funds from Operations details; 3) Dividend Summary; 4) Debt Summary and Mortgage Notes Payable; and 5) Portfolio Details.

Funds from Operations and Adjusted Funds from Operations Definitions

ARCT considers FFO and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. ARCT also adds back to net income which is used in deriving FFO, certain costs associated with our NASDAQ listing, management internalization and mortgage prepayments as these expenses and losses do not properly reflect our operating performance. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCT believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCT believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the outcome of any legal proceedings to which the Company is a party, and our proposed acquisition of American Capital Realty Trust, as described in the Company’s filings with the Securities and Exchange Commission and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCT’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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